Exhibit 4.4

Execution Version

WAIVER AND THIRD AMENDMENT TO

NOTE PURCHASE AND GUARANTEE AGREEMENT

THIS WAIVER AND THIRD AMENDMENT TO NOTE PURCHASE AND GUARANTEE AGREEMENT (this “Agreement”), dated as of November 1, 2022, is entered into by and among Procaps S.A., a sociedad anónima organized under the laws of Colombia (the “Company”), Procaps Group, S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg and having its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Companies Register under number B253360 (the “Parent Guarantor”), the Subsidiary Guarantors listed on Annex A attached hereto (the “Existing Subsidiary Guarantors” and, together with the Company and the Parent Guarantor, collectively, the “Obligors”), and each of the holders of the Notes (as defined below) (collectively, the “Noteholders”).

RECITALS:

WHEREAS, the Obligors and the Noteholders are parties to that certain Note Purchase and Guarantee Agreement dated November 5, 2021, as amended by that certain First Amendment to Note Purchase and Guarantee Agreement dated as of January 12, 2022 and that certain Second Amendment to Note Purchase and Guarantee Agreement dated as of February 28, 2022 (the “Note Purchase Agreement”);

WHEREAS, pursuant to the Note Purchase Agreement, the Company issued, and the Noteholders purchased, the Company’s Guaranteed Senior Notes due November 12, 2031 in the aggregate principal amount of US$115,000,000 (the “Notes”);

WHEREAS, the Parent Guarantor intends to acquire, through one or more subsidiaries, all of the issued and outstanding shares of each of (i) AI Soar (Netherlands) B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and registered with the Dutch Commercial Registry under number 69299633, (ii) Grupo Farmacéutico Somar, S.A.P.I. de C.V., a sociedad anónima promotora de inversión de capital variable duly organized and validly existing under the laws of Mexico, (iii) Química y Farmacia, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico, (iv) PDM Acondifarma, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico and (v) Gelcaps Exportadora de México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (such acquisition, the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Obligors entered into a Credit Agreement, dated as of October 11, 2022, with the Bank of New York Mellon, as administrative and collateral agent, and certain financial institutions as lenders (the “Bridge Facility Agreement”);

WHEREAS, in connection with the Acquisition and the Bridge Facility Agreement, the Company intends to prepay in full the aggregate outstanding principal amount of the Notes, together with interest accrued thereon to the date of such prepayment and the Make-Whole Amount determined for the date of such prepayment with respect to such principal amount, pursuant to Section 8.2 of the Note Purchase Agreement (the “Payoff”);

WHEREAS, the Company and the Noteholders entered into that certain Consent Agreement, dated October 11, 2022 (the “Consent Agreement”), pursuant to which the Noteholders agreed to modify the time period for written notice specified in the second sentence of Section 8.2 of the Note Purchase Agreement solely with respect to the Payoff;

WHEREAS, on October 11, 2022, the Company delivered to the Noteholders, pursuant to Section 8.2 of the Note Purchase Agreement, notice of prepayment in full, on October 14, 2022 (the “Scheduled Prepayment Date”), of all outstanding principal of the Notes, together with interest accrued thereon and the applicable Make-Whole Amount (the prepayment specified in such notice, the “Scheduled Prepayment”);

WHEREAS, the Obligors informed the Noteholders that the sellers in the Acquisition were unable to consummate the Acquisition on the Scheduled Prepayment Date;

WHEREAS, as a result of sellers’ inability to consummate the Acquisition on the Scheduled Prepayment Date, the borrowing under the Bridge Facility Agreement did not take place on such date;

WHEREAS, as a result of the failure of the borrowing under the Bridge Facility to take place on the Scheduled Prepayment Date, the Company was unable to make the Scheduled Prepayment on such date;

WHEREAS, the failure of the Company to make the Scheduled Prepayment on the Scheduled Prepayment Date constitutes an Event of Default under Section 11(a) of the Note Purchase Agreement (the “Specified Default”);

WHEREAS, the Obligors and the Noteholders entered into that certain Waiver Agreement, dated October 18, 2022 (the “First Temporary Waiver Agreement”), pursuant to which the Noteholders agreed to temporarily waive the Specified Default for the period from the Scheduled Prepayment Date through and including October 26, 2022;

WHEREAS, the Obligors and the Noteholders entered into that certain Waiver Agreement, dated October 26, 2022 (the “Second Temporary Waiver Agreement”), pursuant to which the Noteholders agreed to further temporarily waive the Specified Default for the period from the Scheduled Prepayment Date through and including November 1, 2022; and

WHEREAS, the Obligors have requested that the Noteholders permanently waive the Specified Default and agree to amend the Note Purchase Agreement as set forth herein, and the Noteholders have agreed to such waiver and amendments on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

Section 1. Definitions. Capitalized terms used in this Agreement and not defined herein have the respective meanings set forth in the Note Purchase Agreement prior to giving effect to the Amendments (as defined below).

Section 2. Waiver. The Noteholders hereby waive the Specified Default (the “Waiver”). The Waiver is limited to the express terms hereof, and nothing herein shall be deemed a waiver by the Noteholders with respect to any other term, condition, representation, covenant, undertaking or other provision of the Note Purchase Agreement, any other Finance Document or any of the other agreements, documents or instruments executed and delivered in connection therewith. The Waiver shall not be deemed to be a course of action upon which any Obligor or any other Person may rely in the future, and each Obligor hereby expressly waives any claim to such effect. The Noteholders reserve the right to exercise any rights and remedies available to them in connection with any present or future Defaults or Events of Default other than the Specified Default.

Section 3. Waiver Fee; Increase to Interest Rate of Notes. The Obligors and the Noteholders hereby agree that:

(a) the Company may, on or prior to November 30, 2022, prepay in full all of the outstanding principal amount of the Notes, together with interest accrued thereon to the date of such prepayment and the Make-Whole Amount determined for such date of prepayment with respect to such principal amount, in accordance with Section 8.2 of the Note Purchase Agreement (including, without limitation, the requirements specified therein with respect to delivery of written notice of prepayment and certificates of a Senior Financial Officer of the Company as to calculation of the Make-Whole Amount, except that, notwithstanding the provisions of such Section 8.2, (x) such notice may be given to the holders of the Notes not less than two (2) Business Days and not more than 60 days prior to the date of such prepayment and (y) if such notice is given two (2) Business Days prior to the date of such prepayment, the certificate accompanying such notice shall include a calculation of the Make-Whole Amount as of the date of such prepayment); provided that if the Make-Whole Amount determined for such date of prepayment with respect to such principal amount in accordance with Section 8.2 is less than US$1,488,204.60, the Make-Whole Amount payable with respect to such prepayment shall be deemed to be US$1,488,204.60 (such prepayment in full of the Notes, together with such other amounts payable by the Company, in each case in accordance with this Section 3(a) is referred to herein as the “Permitted Prepayment”);

(b) if the Permitted Prepayment is not completed on or prior to November 30, 2022, the Company shall pay to each holder of a Note a waiver fee (the “Waiver Fee”) in an amount equal to 3.75% per annum on the outstanding principal amount of each Note of such holder (computed on the basis of a 360-day year of twelve 30-day months), which fee shall (i) accrue at all times from (and including) October 14, 2022 until the principal amount of such Note is repaid in full in accordance with the terms of the Note Purchase Agreement and such Note, (ii) be payable on the 12th day of February, May, August and November in each year (commencing on February 12, 2023), on the Maturity Date and on each other date on which interest on such Note is due and payable in accordance with the terms of the Note Purchase Agreement and such Note, and (iii) be paid by wire transfer of immediately available funds in Dollars to such holder in accordance with the payment instructions for interest payments on such Note set forth in the Purchaser Schedule to the Note Purchase Agreement (or such other instructions as such holder shall have specified to the Company in writing for such purpose); provided that, if at any time the Required Holders shall request in writing to the Company (which writing may be in the form of an email from the Required Holders (or from their U.S. special counsel, Akin Gump Strauss Hauer & Feld LLP, on their behalf)) that the Waiver Fee be documented as an increase to the rate of interest applicable to the Notes instead of as a waiver fee, the Obligors shall within 10 Business Days following such request (which time period may be extended by the Required Holders in their sole discretion, which extension may be provided in the form of an email from the Required Holders (or from their U.S. special counsel, Akin Gump Strauss Hauer & Feld LLP, on their behalf)), execute and deliver such amendments to the Note Purchase Agreement and the other Finance Documents, and such other documents (including, without limitation, replacement Notes, replacement Pagarés, replacement Instruction Letters and opinions of counsel to the Obligors), as the Required Holders may request to document such change and in connection therewith, in each case as shall be reasonably acceptable to the Required Holders; provided, further that, the Waiver Fee, if so documented as an increase to the rate of interest applicable to the Notes instead of as a waiver fee, shall not be taken into account when calculating the amount of Remaining Scheduled Payments under Section 8.8 of the Note Purchase Agreement; and

(c) the failure of any Obligor to comply with the terms of this Section 3 shall constitute an immediate Event of Default.

Section 4 Amendments. The Note Purchase Agreement is hereby amended as follows (the “Amendments”):

4.1 The first sentence of Section 8.8 of the Note Purchase Agreement is amended and restated in its entirety to read as follows:

“The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that (x) the Make-Whole Amount may not in any event be less than zero and (y) the aggregate Make-Whole Amount with respect to all Notes at any time may not in any event be less than US$1,488,204.60 (and the Make-Whole Amount with respect to any Note may not in any event be less than its pro rata portion (determined by reference to outstanding principal amount) of such aggregate amount).”

Section 5 Representations and Warranties. To induce the Noteholders to execute this Agreement, each Obligor hereby represents and warrants to the Noteholders, as of the date hereof and as of the Effective Date (as defined below), as follows (and each Obligor acknowledges that the Noteholders are relying on the following representations and warranties in agreeing to enter into this Agreement and provide the Waiver):

5.1 Organization; Power and Authority. Each Obligor is a sociedad anónima, société anonyme, sociedad limitada, private limited liability company, public limited liability company, corporation or other limited liability entity (as applicable) duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate or other entity power and authority to execute and deliver this Agreement, and to perform the provisions hereof and of the other Finance Documents to which it is a party.

5.2 Authorization, etc. This Agreement has been duly authorized by all necessary corporate, private limited liability company or other entity action on the part of each Obligor, and this Agreement and each other Finance Document to which it is a party constitutes a legal, valid and binding obligation of each Obligor, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, judicial or extrajudicial recovery, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by the Obligors of this Agreement, and the performance by each Obligor of the other Finance Documents to which it is a party, will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any of the Obligors or any of their respective Subsidiaries under, (x) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, (y) any corporate charter, memorandum of association, articles of association, regulations or by-laws, shareholders agreement or (z) any other agreement or instrument to which any of the Obligors or any of their respective Subsidiaries is bound or by which any of the Obligors or any of their respective Subsidiaries or any of their respective properties may be bound or affected (other than any constitutional document), (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any of the Obligors or any of their respective Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any of the Obligors or any of their respective Subsidiaries, in the case of clauses (a)(x) and (a)(z), except for any conflict, breach or violation that could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

5.4 Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of this Agreement or the performance by any Obligor of any other Finance Document to which it is a party. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document in the jurisdiction of organization of any Obligor that this Agreement or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax other than any applicable de minimis Court Filing Duty that may be required in connection with admissibility into evidence; provided that (i) in order for any document written in a language other than Spanish to be admissible into evidence before a Colombian court, such document must be translated into Spanish by an official translator, (ii) in order for any Finance Document executed outside Brazil to be admissible into evidence before a Brazilian Governmental Authority and a Brazilian court, it must (A) have the notarization of the signatures of the parties signing outside Brazil by an official public notary, (B) be apostilled by the competent authority of the respective country of origin of the document or, in case such country of origin is not a signatory of the Hague Convention Abolishing the Requirement of Legalisation for Foreign Public Documents, the signatures of the parties must be certified by the competent Brazilian consulate located in the country of origin, (C) be translated into Portuguese by an official translator (tradutor público juramentado) and (D) be registered together with its respective official translation into the Portuguese language with the appropriate Registry of Deeds and Documents (Registro de Títulos e Documentos), (iii) in order for any document written in a language other than Spanish to be admissible into evidence before a Salvadoran court, such document must be translated into Spanish, notarized by a Salvadoran notary public and apostilled by the competent Governmental Authority of the respective country of origin of such document or, in case such country of origin is not a signatory of the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents, the signatures of the parties must be certified by the competent Salvadoran consulate located in the country of origin, and (iv) in order for any Finance Document to be admissible into evidence before a Luxembourg court or public authority, such Finance Document must be accompanied by a complete or partial translation into French or German by an official translator and a Luxembourg court may always require that the parties produce the original of the Finance Document on the basis of which a claim is made.

5.5 Disclosure. The documents, certificates and other writings delivered to the Noteholders by or on behalf of the Obligors in connection with this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

5.6 No Defaults or Events of Default. Immediately before and immediately after giving effect to this Agreement, no Default or Event of Default exists and is continuing (other than, immediately before giving effect to the Waiver, the Specified Default).

5.7 Status of Pagarés. Immediately before and after giving effect to this Agreement, each Pagaré is a valid and enforceable non-negotiable executive title (titulo ejecutivo) in the form of and qualifying under Colombian law as a pagaré payable no later than the Maturity Date thereof pursuant to the related Instruction Letter, and shall be enforceable under Colombian law by means of a summary judicial proceeding (proceso ejecutivo) against the Company, as issuer, and each Guarantor signatory thereto, as a guarantor (avalista).

Section 6. Effectiveness. The Waiver, the agreements contained in Section 3 hereof and the Amendments shall become effective as of the date (the “Effective Date”) on which each of the following conditions has been satisfied:

6.1 Execution and Delivery. Each Obligor and each Noteholder shall have executed and delivered a counterpart of this Agreement.

6.2 Payment of Fees. The Parent Guarantor or the Company shall have paid the reasonable fees, charges and disbursements of the Noteholders incurred in connection with this Agreement and the other Finance Documents to the extent invoiced (including, without limitation, the reasonable fees of the Noteholders’ U.S. special counsel, Akin Gump Strauss Hauer & Feld LLP and the Noteholders’ Colombian special counsel, Gómez – Pinzón Abogados S.A.S.).

Section 7. Miscellaneous.

7.1 Part of Note Purchase Agreement; Future References, etc. This Agreement shall be construed in connection with and as a part of the Note Purchase Agreement and, except as expressly amended or modified by this Agreement, all terms, conditions and covenants contained in the Note Purchase Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Purchase Agreement without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

7.2 Effect of Agreement. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Noteholder under the Note Purchase Agreement or any other Finance Document, or constitute a waiver of any provision of the Note Purchase Agreement or any other Finance Document, except as specifically set forth herein.

7.3 Reaffirmation of Obligations. Each Obligor hereby (a) in the case of the Parent Guarantor and the Existing Subsidiary Guarantors, acknowledges and confirms the continuing existence, validity and effectiveness of its Guaranty of the Guaranteed Obligations pursuant to Section 15 of the Note Purchase Agreement before and after giving effect to this Agreement, (b) acknowledges, ratifies and reaffirms, and agrees that this Agreement shall not in any way release, diminish, impair or reduce its payment and performance obligations, contingent or otherwise, under the Finance Documents to which it is a party (in the case of the Parent Guarantor and the Existing Subsidiary Guarantors, including without limitation its obligations under its Guaranty of the Guaranteed Obligations pursuant to Section 15 of the Note Purchase Agreement), and (c) reaffirms each of its waivers set forth in Section 15.3 of the Note Purchase Agreement.

7.4 Counterparts, Facsimiles. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile, e-mail or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

7.5 Payment of Fees, Costs and Expenses. The Company agrees to pay, within five Business Days after the receipt by any Obligor of an invoice therefor, the reasonable fees, charges and disbursements of the Noteholders incurred in connection with this Agreement and the other Finance Documents and any amendments or other documentation required pursuant to Section 3(b) hereof (including, without limitation, the reasonable fees of the Noteholders’ U.S. special counsel, Akin Gump Strauss Hauer & Feld LLP, and the Noteholders’ Colombian special counsel, Gómez – Pinzón Abogados S.A.S.).

7.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

7.7 Amendment and Waiver. This Agreement may be amended, and the observance of any term hereof may be waived, only with the written consent of each of the parties hereto.

7.8 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

7.9 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

7.10 Designation as Finance Document. The parties hereto agree that this Agreement constitutes a Finance Document.

7.11 Governing Law; Jurisdiction and Process; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. The terms of Section 24.7 of the Note Purchase Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto expressly and irrevocably agree to such terms.

(Remainder of Page Intentionally Left Blank - Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first above written.

OBLIGORS:

PROCAPS S.A.

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Legal Representative

PROCAPS GROUP, S.A.

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Authorized Representative

C.I. PROCAPS S.A.

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Legal Representative

DIABETRICS HEALTHCARE S.A.S.

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Legal Representative

(Signature Page to Waiver and Third Amendment to Note Purchase and GuaranteeAgreement – Procaps S.A.)

PHARMAYECT S.A.

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Legal Representative

PROCAPS, S.A. DE C.V.

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Authorized Representative

BIOKEMICAL, S.A. DE C.V.

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Authorized Representative

(Signature Page to Waiver and Third Amendment to Note Purchase and GuaranteeAgreement – Procaps S.A.)

COLBRAS INDÚSTRIA E COMÉRCIO LTDA.

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Authorized Representative

By:	/s/ Grethel Ruth Moreno Romero
Name:	Grethel Ruth Moreno Romero
Title:	Authorized Representative

Witnesses:

1.	/s/ Natalia Caballero Char
Name:	Natalia Caballero Char
Id:	53.145.522

2.	/s/ Mario Alberto Lopez Leon
Name:	Mario Alberto Lopez Leon
Id:	72.311.558

(Signature Page to Waiver and Third Amendment to Note Purchase and GuaranteeAgreement – Procaps S.A.)

SOFGEN PHARMACEUTICALS LLC

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Authorized Representative

(Signature Page to Waiver and Third Amendment to Note Purchase and GuaranteeAgreement – Procaps S.A.)

CRYNSSEN PHARMA GROUP LTD

By:	/s/ Carlos Alberto Piocuda Ruso
Name:	Carlos Alberto Piocuda Ruso
Title:	Authorized Representative

(Signature Page to Waiver and Third Amendment to Note Purchase and GuaranteeAgreement – Procaps S.A.)

Noteholders:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	PGIM, Inc. (as Investment Manager)

By:	/s/ Thomas Molzahn
	Name:	Thomas Molzahn
	Title:	Vice President

(Signature Page to Waiver and Third Amendment to Note Purchase and GuaranteeAgreement – Procaps S.A.)

HEALTHSPRING LIFE & HEALTH INSURANCE COMPANY, INC.

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Samantha Hershberger
Name:	Samantha Hershberger
Title:	Managing Director

CIGNA HEALTH AND LIFE INSURANCE COMPANY

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Samantha Hershberger
Name:	Samantha Hershberger
Title:	Managing Director

(Signature Page to Waiver and Third Amendment to Note Purchase and GuaranteeAgreement – Procaps S.A.)

Annex A

Existing Subsidiary Guarantors

C.I. Procaps S.A., a sociedad anónima organized under the laws of Colombia

Diabetrics Healthcare S.A.S., a sociedad por acciones simplificada organized under the laws of Colombia

Pharmayect S.A., a sociedad por acciones simplificada organized under the laws of Colombia

Procaps, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of El Salvador

Biokemical, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of El Salvador

Colbras Indústria e Comércio Ltda., a sociedade limitada organized under the laws of Brazil, enrolled with the Brazilian Taxpayer’s Registry (CNPJ) under nº 00.413.925/0001-64

Sofgen Pharmaceuticals LLC, a limited liability company organized under the laws of the State of Florida

Crynssen Pharma Group Ltd, a private limited liability company registered and organized under the laws of Malta under company registration number C 59671

Annex A - 1